                                                                    Exhibit 12.1


                          ALPHAMA INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (In thousands, except for ratio data)


                                                                                                               Three Months Ended
                                                                   Year ended December 31,                          March 31,
                                              --------------------------------------------------------------  --------------------
                                                2000          2001(1)       2002(1)       2003       2004(1)     2004       2005
                                              ---------     ---------      ---------    ---------  ---------  ---------  ---------
Income(loss) before provision for
  income taxes .........................      $  76,028    $ (37,136)    $(156,282)   $  19,251   $(253,598)    (4,304)    24,472

Add:

   Portion of rents representative of
     the interest factor ...............          3,055         3,343          4,189        4,689     4,356        852        921

   Interest on indebtedness ............         45,183        45,467         71,496       59,667    56,324     13,741     13,829

   Amortization of debt expense ........          2,070         6,022          4,727        3,941     2,737        754        675

   Amortization of interest
     capitalized .......................            455           450            335          492       565        144        128
                                              ---------     ---------      ---------    ---------  --------    -------    -------


     INCOME (LOSS) AS ADJUSTED .........      $ 126,791     $  18,146      $ (75,535)   $ 88,040  $(189,616)   $11,187    $40,025
                                              ---------     ---------      ---------    --------   --------    -------    -------
FIXED CHARGES

   Interest on indebtedness (a) ........      $  45,183     $  45,467      $  71,496    $  59,667  $ 56,324    $13,741    $13,829

   Interest capitalized (b) ............          1,265         2,232          1,904          167       405         42        213

   Amortization of debt expense (c) ....          2,070         6,022          4,727        3,941     2,737        754        675

   Rent expense ........................          9,164        10,029         12,567       14,068    13,068      2,556      2,762

   Portion of rents representative of
   the interest factor (d) .............          3,055         3,343          4,189        4,689     4,356        852        921
                                              ---------     ---------      ---------    ---------  --------    -------    -------
     Fixed charges (a+b+c+d)
                                              $  51,573     $  57,064      $  82,316    $  68,464  $ 63,822    $15,389    $15,638

RATIO OF EARNINGS TO FIXED CHARGES .....           2.46             -              -         1.29         -          -       2.56
                                              ---------     ---------      ---------    ---------  --------    -------    -------



(1) Earnings in 2001, 2002 and 2004 were not sufficient to cover fixed charges. The deficiency of earnings was $38,918 in 2001, $157,851 in 2002, $253,439 in 2004 and $4,202 for the three months ended March 31, 2004.






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